Exhibit 99.1

News Release
Contacts:
Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com
Kevin S. Inda
Corporate Communications, Inc. (CCI)
407-566-1180
kevin.inda@cci-ir.com
H&E Equipment Services Reports First Quarter 2011 Results
BATON ROUGE, Louisiana — (May 5, 2011) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the first quarter ended March 31, 2011.
FIRST QUARTER 2011 HIGHLIGHTS
•	Revenues grew in all segments, reflecting a 17.6% year-over-year increase to $134.9 million in total revenues.

•	Rental revenues increased 33.0% from a year ago to $48.5 million.

•	Gross margins were 26.0% as compared to 20.8% a year ago. Rental gross margins increased to 35.4% compared to 21.7% a year ago.

•	Average time utilization (based on units available for rent) increased to 61.0% compared to 49.7% last year. Average time utilization (based on original equipment cost) increased to 64.9% compared to 51.2% a year ago.

•	Average rental rates turned positive in March on a year-over-year basis.

•	Dollar utilization was 27.9% in the first quarter compared to 22.0% a year ago.

•	Average rental fleet age at March 31, 2011 was 43.2 months compared to an industry average of approximately 53 months.

•	EBITDA increased 93.6% to $21.3 million from $11.0 million, yielding a margin of 15.8% compared to 9.6% of revenues a year ago.
“We are extremely pleased with our first quarter results and the ongoing improvements in our business,” said John Engquist, H&E Equipment Services’ president and chief executive officer. “Despite normal seasonality that was compounded by historically inclement weather in many of our end markets, our business delivered solid year-over-year improvements in revenue, gross profit and EBITDA. The trends in our rental business remain particularly strong as revenue increased 33.0%, gross profit increased 116.7% and gross margins increased from 21.7% to 35.4% despite a slight decline in rental rates from a year ago. We were pleased to see rates turn positive on a year-over-year basis in the month of March. Furthermore, the second quarter

H&E Equipment Services Reports First Quarter 2011 Results

May 5, 2011
has started on a positive note with solid year-over-year gains in April rental rates. Visibility in our distribution business remains limited. While new earthmoving equipment sales were strong, the lack of large crawler crane sales negatively impacted new equipment sales compared to the fourth quarter.”
“Our outlook for the second quarter is positive as we expect the improvement in industrial construction markets to accelerate. However, we do not expect a broad recovery in non-residential construction markets to occur until 2012. In spite of this, we expect our losses to moderate for the remainder of 2011,” Engquist commented. “The activity in our industrial markets remains strong, especially in our Gulf Coast and Intermountain regions as a result of rising oil and commodity prices. Demand for early cycle earthmoving equipment continues to increase and we are beginning to see improved rental rates. With a solid capital structure and excellent liquidity, we believe we have positioned our business very well to take advantage of any improvements in market conditions.”
FINANCIAL DISCUSSION FOR FIRST QUARTER 2011
Revenue
Total revenues increased 17.6% to $134.9 million from $114.7 million in the first quarter of 2010. Equipment rental revenues increased 33.0% to $48.5 million compared with $36.5 million in the first quarter of 2010. New equipment sales increased 6.9% to $29.2 million from $27.3 million a year ago. Used equipment sales increased 14.8% to $15.4 million compared to $13.4 million a year ago. Parts sales increased 9.9% to $21.6 million from $19.6 million in the first quarter of 2010. Service revenues increased 10.0% to $12.6 million compared with $11.5 million a year ago.
Gross Profit
Gross profit increased 47.0% to $35.1 million from $23.9 million in the first quarter of 2010. Gross margin was 26.0% for the quarter ended March 31, 2011 as compared to 20.8% for the quarter ended March 31, 2010. In comparison to a year ago, the higher gross margin in the first quarter 2011 was largely the result of improved rental gross margins.
On a segment basis, gross margin on rentals increased to 35.4% from 21.7% in the first quarter of 2010. On average, rental rates were 1.1% lower than rates in the first quarter of 2010. However, average rental rates for the month of March improved 1.1% compared to March of last year. Time utilization (based on units available for rent) was 61.0% in the first quarter of 2011 as compared to 49.7% a year ago.
Gross margins on new equipment sales were 10.8% compared to 8.7% in the first quarter a year ago. Gross margins on used equipment sales were 25.1% compared to 20.0% a year ago. Gross margins on parts sales were 26.6% in the first quarter of 2011 and 27.4% last year. Gross margins on service revenues were 61.1% for the first quarter of 2011 compared to 61.9% in the first quarter of 2010.
Rental Fleet
At the end of the first quarter of 2011, the original acquisition cost of the Company’s rental fleet was $699.7 million, an increase of $39.7 million from $660.0 million at the end of the first quarter of 2010. Dollar utilization was 27.9% compared to 22.0% for the first quarter of 2010. Dollar returns improved reflecting higher time utilization as discussed above.
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H&E Equipment Services Reports First Quarter 2011 Results

May 5, 2011
Selling, General and Administrative Expenses
SG&A expenses for the first quarter of 2011 were $38.1 million compared with $35.9 million last year, a $2.2 million, or 6.2% increase. SG&A expenses in the first quarter of 2011 declined as a percentage of total revenues to 28.2% as compared to 31.3% last year. The increase in SG&A expenses was primarily attributable to higher commission and incentive pay on higher revenues and an increase in employee headcount.
Loss from Operations
Loss from operations for the first quarter of 2011 was $2.9 million, or 2.1% of revenues, compared with loss from operations of $11.9 million, or 10.4% of revenues, a year ago.
Interest Expense
Interest expense for the first quarter of 2011 was $7.2 million compared with $7.3 million a year ago.
Net Loss
Net loss was $6.5 million, or ($0.19) per diluted share, in the first quarter of 2011 compared to a net loss of $12.1 million, or ($0.35) per diluted share, in the first quarter of 2010.
EBITDA
EBITDA for the first quarter of 2011 increased $10.3 million to $21.3 million from $11.0 million in the first quarter of 2010. EBITDA as a percentage of revenues was 15.8% compared with 9.6% in the first quarter of 2010.
Non-GAAP Financial Measures
This press release contains certain Non-GAAP measures. Please refer to our Current Report on Form 8-K for a description of our use of these measures. These measures as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.
Conference Call
The Company’s management will hold a conference call to discuss first quarter results today, May 5, 2011, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 719-457-2605 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 12:00 p.m. (Eastern Time) on May 5, 2011, and will continue to be available through May 14, 2011, by dialing 719-457-0820 and entering confirmation code 1938929.
The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com or www.earnings.com on May 5, 2011, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.
About H&E Equipment Services, Inc.
The Company is one of the largest integrated equipment services companies in the United States with 67 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions of the United States. The Company is focused on
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H&E Equipment Services Reports First Quarter 2011 Results

May 5, 2011
heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.
Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America as well as the depth and duration of the recent macroeconomic downturn related to decreases in construction and industrial activities, and the impact of conditions of the global credit markets and their effect on construction spending and the economy in general; (2) relationships with equipment suppliers; (3) increased maintenance and repair costs as we age our fleet, and decreases in our equipments’ residual value; (4) our indebtedness; (5) the risks associated with the expansion of our business; (6) our possible inability to effectively integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.
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H&E Equipment Services Reports First Quarter 2011 Results

May 5, 2011
H&E EQUIPMENT SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2011	2010

Revenues:
Equipment rentals	$48,478	$36,453
New equipment sales	29,173	27,293
Used equipment sales	15,417	13,431
Parts sales	21,577	19,632
Service revenues	12,637	11,483
Other	7,626	6,394

Total revenues	134,908	114,686

Cost of revenues:
Rental depreciation	20,563	19,279
Rental expense	10,739	9,247
New equipment sales	26,030	24,910
Used equipment sales	11,562	10,745
Parts sales	15,840	14,247
Service revenues	4,911	4,376
Other	10,147	7,997

Total cost of revenues	99,792	90,801

Gross profit	35,116	23,885

Selling, general, and administrative expenses	38,093	35,874
Gain on sales of property and equipment, net	97	64

Loss from operations	(2,880)	(11,925)

Interest expense	(7,207)	(7,291)
Other income, net	323	50

Loss before benefit for income taxes	(9,764)	(19,166)

Benefit for income taxes	(3,291)	(7,088)

Net loss	$(6,473)	$(12,078)

NET LOSS PER SHARE
Basic — Net loss per share	$(0.19)	$(0.35)

Basic — Weighted average number of common shares outstanding	34,700	34,625

Diluted — Net loss per share	$(0.19)	$(0.35)

Diluted — Weighted average number of common shares outstanding	34,700	34,625

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H&E Equipment Services Reports First Quarter 2011 Results

May 5, 2011
H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(Amounts in thousands)

	March 31,	December 31,
	2011	2010

Cash	$9,148	$29,149
Rental equipment, net	426,524	426,637
Total assets	719,500	734,421

Total debt (1)	252,718	252,754
Total liabilities	471,425	480,171
Stockholders’ equity	248,075	254,250
Total liabilities and stockholders’ equity	$719,500	$734,421

(1)	Total debt consists of the aggregate amounts outstanding on the senior unsecured notes and capital lease obligations.
H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)

	Three Months Ended
	March 31,
	2011	2010

Net loss	$(6,473)	$(12,078)
Interest expense	7,207	7,291
Benefit for income taxes	(3,291)	(7,088)
Depreciation	23,695	22,711
Amortization of intangibles	124	148

EBITDA	$21,262	$10,984

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